EXHIBIT 10.1

FULL AND GENERAL MUTUAL RELEASE,
SETTLEMENT AND CONFIDENTIALITY AGREEMENT

This FULL AND GENERAL RELEASE, Settlement and Confidentiality Agreement (hereinafter this “Agreement”) is entered into between RMS TITANIC, INC. (“RMST”) and SEAVENTURES, LTD. (“SV”) and altogether collectively referred to as the “Parties.”

WHEREAS, RMST is a Florida corporation whose principal place of business is in Atlanta, Georgia, and who presents museum quality exhibitions featuring artifacts recovered from the wreck site of the RMS Titanic (“the RMST Exhibitions”); and

WHEREAS, SV is an Ohio limited liability company with its principal place of business in Windermere, Florida; and

WHEREAS, on or about December 17, 2008 RMST and SV entered into an agreement entitled “Carpathia/Titanic Exhibition License Agreement” (‘the License Agreement”) concerning the joint exhibition of artifacts recovered from the Titanic and Carpathia wreck sites (“Joint Exhibitions”); and

WHEREAS, pursuant to the License Agreement, SV was granted a non-exclusive license for a Term of five (5) years, to participate in up to three (3) Joint Exhibitions, with the potential for staging further Joint Exhibitions if SV had not received certain defined revenues by the conclusion of the original Term; and

WHEREAS, one Joint Exhibition was presented in 2009, in Minneapolis, MN, but no further Joint Exhibitions have since been presented; and

WHEREAS, a dispute exists between the Parties as to whether RMST is in breach of the License Agreement and presently owes SV certain moneys; and

WHEREAS, RMST denies it is in breach of the License Agreement and denies any amounts are presently owed to SV; and

WHEREAS, SV filed a civil action against RMST in the Circuit Court for the Ninth Judicial Circuit in Orange County, Florida, (“the Action”), (Case No. 2014-CA-917-0) alleging, among other things, breach of contract, and

WHEREAS, the Parties referenced herein now wish to settle any and all differences and controversies between them, including those set forth, or which could have been set forth, in the Action but the Parties may institute a new lawsuit in the event of a breach of this Agreement,

NOW THEREFORE, in consideration of the covenants, conditions and promises set forth herein and for other good and valuable consideration, the Parties hereto, intending to be legally bound, agree as follows:

(1)           RMST shall pay to SV the agreed sum of Four Hundred Twenty-Five Thousand Dollars ($425,000), as follows: $75,000 paid by certified check or wire transfer to SV on or before April 10, 2015; $100,000 paid by certified check or wire transfer on or before March 1, 2016; $100,000 paid by certified check or wire transfer on or before March 1, 2017; and $150,000 paid by certified check or wire transfer on or before March 1, 2018.  In the event that RMST does not timely tender the funds listed above on or before the above-listed dates, then RMST is in default and the entire remaining balance is due immediately but RMST will have 15 days to cure the default upon SV sending written notice to RMST. If timely cured, the original terms will be reinstated.  RMST and its counsel make no representations or warranties as to the tax treatment, implications or consequences to SV from these payments; and SV assumes full responsibility for the tax consequences of these payments, if any.

(2)           RMST shall stage at least two (2) Joint Exhibitions with SV within 24 months from the date of execution of this Agreement.  With the exception of Las Vegas, the Parties are prohibited from converting a Joint Exhibition site into a single exhibition site.  RMST may stage the two (2) Joint Exhibitions simultaneously to satisfy its requirement in this regard.  The Parties will evenly split (50%) the Net Revenues (as that term is defined in the License Agreement) from these Joint Exhibitions, until such time, if ever, that SV has received a total payment of $745,000 from both the payments in paragraph one (1) and the Joint Exhibition Net Revenues.  One or both of these Joint Exhibitions may be staged at a venue where RMST is staging an existing RMST Exhibition.  The Parties may agree to stage additional Joint Exhibitions, but there is no requirement for the staging of additional Joint Exhibitions.  In the event the Parties agree to stage a Joint Exhibition using Carpathia artifacts at the existing Las Vegas site, then as opposed to splitting Net Revenues, SV shall receive $1.00 from each ticket sold, which amount shall be paid on a monthly basis from the start of that Joint Exhibition until such time, if ever, as SV has received a total payment of $745,000.  If the Parties do agree to a Joint Las Vegas Exhibition, it shall be on display for a minimum of six (6) months and SV will have the right to review the financial records pertaining to the time period of the Joint Exhibition

(3)           For 24 months following the execution of this Agreement, RMST and SV agree that SV will have the right to use the Carpathia artifacts in non-RMST Exhibitions, subject to approval by RMST, which approval will not be unreasonably withheld.  Twenty-four (24) months following the execution of this Agreement, RMST shall return all of the Carpathia artifacts to SV unless they are being used in one of the above-described Joint Exhibitions.  If so, then RMST must return the Carpathia artifacts within 30 days of the end of the Joint Exhibition(s).

(4)           In consideration of the payment set forth in paragraph one (1) above, and for other good and valuable consideration, SV, together with its members, affiliates, subsidiaries, parents, owners, shareholders, officers, principals, employees, directors, agents, insurers, attorneys, and assigns fully, finally, and completely releases, quitclaims and discharges RMST, its parent company Premier Exhibitions, Inc. (“Premier”), and their predecessors and successors, present and former affiliates, subsidiaries, legal representatives, heirs, spouses, executors, administrators, insurers, employees, officers, directors, shareholders, attorneys, independent contractors and agents from each and every present, past or future claim, debt, demand, judgment, cause of action, rights, damages, costs or suits, responsibility and liability of every kind and character whatsoever, known or unknown, suspected or unsuspected, now existing, whether based on contract, common law, unjust enrichment, or any other theory of recovery, pertaining to all matters which are, have been or may have been, or could have been the subject of and/or in connection with the Action, or arising out of and/or in connection with any RMST Exhibition, and from any and all alleged breaches of the License Agreement, and damages between the parties, which existed up to the date of execution of this Agreement.  Any Party to this Agreement may institute a new lawsuit in the event of a breach of this Agreement.

(5)           As a required condition of this settlement, SV agrees to dismiss with prejudice the Action, within five (5) days of receipt of the initial payment described in paragraph one (1) above, and covenants not to sue RMST and Premier for the released claims set out in this Agreement and/or for any claims alleged or which could have been alleged in the Action, or which existed up to the date of execution of this Agreement, whether known or unknown.

(6)           In consideration of the dismissal of the Action, the aforesaid releases, and other good and valuable consideration, RMST and Premier, and their affiliated companies, subsidiaries, current and former officers, directors, managers, shareholders, members, employees, agents, attorneys, and their insurers, representatives, successors and assigns, do fully and finally, completely release, quitclaim and discharge SV, its predecessors and successors, present and former affiliates, subsidiaries, officers, directors, shareholders, members, employees, attorneys, insurers, and agents from each and every present, past or future claim, debt, demand, judgment, cause of action, rights, damages, costs, or suits, responsibility and liability of every kind and character whatsoever, known or unknown, suspected or unsuspected, now existing, whether based on contract, common law, or any other theory of recovery, pertaining to SV, including as to the Joint Exhibitions, and including, without limitation, all rights or claims that could have been asserted in the Action, and from all alleged breaches and damages between the parties which existed up to the date of execution of this Agreement, whether known or unknown.

(7)           The Parties further agree that they shall bear their own costs, attorneys’ fees and litigation expenses for this Action.  In the event that either Party allegedly breaches this Agreement and a lawsuit is filed, then the prevailing Party (as determined by the court) will be entitled to recover its costs and attorneys’ fees.

(8)           The Parties agree to assume full responsibility for and to indemnify and hold each other harmless from any and all liability for claims or liens which are, or may be, asserted against them which arise out of or otherwise relate to their alleged obligations incurred after commencement of the Action, including, but not limited to, claims or liens for legal, expert witness or any other services rendered or provided to or on behalf of the parties or otherwise arising out of or by operation of statute or common law.  The Parties retain their rights to bring an action for any alleged breach of this Agreement.  In the event that a Party does have to institute an action for an alleged breach of this Agreement, the Parties agree that venue and jurisdiction are proper in a court of competent jurisdiction in Orange County, FL.

(9)           RMST does not admit, but rather expressly denies, the allegations of liability and/or wrongdoing set forth in the Action, and the aforesaid monetary consideration is paid in compromise of a disputed claim or claims in order to avoid the expenses of further investigation and litigation.

(10)           The Parties represent and warrant that they have not conveyed, transferred, pledged, hypothecated, or in any manner whatsoever assigned or encumbered any of the claims set forth or which could have been set forth in the Action.

(11)           The undersigned specifically authorize and direct Neal Bourda, Esquire and Robert W. McFarland, Esquire, or their designees, to execute orders dismissing the Action with prejudice.

The payments referenced in paragraph (1) and (2) shall be sent to:

Seaventures, c/o:  _____________________________

Any notice of default shall be sent via electronic mail and overnight mail to:

RMST
c/o Mr. Michael Little (mlittle@prxi.com),
Interim Chief Executive Officer, Chief Financial Officer
Premier Exhibitions, Inc.
3340 Peachtree Road NE, Suite 900
Atlanta, GA 30326

and

Robert W. McFarland, Esq. (rmcfarland@mcguirewoods.com)
McGuireWoods LLP
101 W. Main Street, Suite 9000]
Norfolk, VA 23510

(12)            As a material inducement to enter this settlement, the Parties have agreed and do agree that the nature, terms and conditions of this Agreement are confidential and shall not in the future be disclosed, other than to the following: (A) the Parties to this Agreement and any subsidiary, affiliate, associate, employee or parent companies and their insurers, reinsurers, auditors, accountants and attorneys, to further the legitimate business purposes of such Parties; (B) between and amongst the Parties in connection with the required notices and other proceedings set forth in this Agreement; (C) the Internal Revenue Service, or any other state, federal, or local governmental taxing authority, in connection with tax returns, amendments or related documents; (D) the Securities and Exchange Commission (“SEC”) in such filings as RMST and/or Premier are required to provide, and such SEC disclosures may state that the Action has been resolved by agreement of the parties therein, and that SV is receiving payments without any admissions of fault or liability, and shall further state that the Action has been dismissed by agreement of the Parties; (E) any person designated pursuant to an order from a court of competent jurisdiction, or as may otherwise be required by law, provided that the disclosing Party shall make reasonable efforts to have this Agreement covered by protective order limiting dissemination to those involved in such proceedings; (F) in the event of a dispute or other litigation between any of the Parties involving the provisions of this Agreement, but in such event the disclosure shall be under terms that preserve the confidentiality of the information disclosed.

(13)           This Agreement contains the entire agreement between the parties hereto, regarding the issues and disputes which have arisen in the Action, and all other related matters regarding the rights, duties and obligations under the aforementioned matters, and no promise, inducement, agreement or other consideration not herein expressed has been made between the parties.  It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by an authorized representative of each of the Parties.

(14)           The undersigned acknowledge that they have read the foregoing provisions of this document before executing it and that they understand its provisions, or have made any necessary inquiries to understand its provisions.  Further, the undersigned have been advised by counsel of their choice of the advisability of accepting the settlement herein set out.  The persons executing this Agreement for RMST and SV affirm, respectively, that they possess authority to execute this Agreement on the entity’s behalf.  This Agreement shall be deemed to have been made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflicts of laws principles or choice of law provisions.  The language of all parts of this Agreement shall be construed as a whole, according to its plain meaning, and not be interpreted or construed against or for any of the Parties.

(15)           Should any provision of this Agreement be held by a court or tribunal of competent jurisdiction to be unenforceable, or enforceable only if modified, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties, with any modification to become a part hereof and treated as though contained in this original Agreement.

(16)           This Agreement shall be binding upon, and inure to the benefit of the successors and assigns of the parties.  The prevailing party in any action brought to enforce and/or because of an alleged breach of this Agreement shall be entitled to recovery of its costs and attorneys’ fees incurred in the action.  Any such action will be brought in the same court in which the Action was filed.

(17)            This Agreement shall be effective whether executed as a single document or in counterparts, and taken together shall be deemed a single binding and enforceable instrument.  True copies of this Agreement have the same force and effect as an original.

THE UNDERSIGNED HAVE READ THIS AGREEMENT, UNDERSTAND
IT FULLY, AND SIGN IT VOLUNTARILY, WITH THE INTENT TO BE
LEGALLY BOUND THEREBY.

IN WITNESS WHEREOF, we do hereby set our hands and seals.

(1) SEAVENTURES, LTD.

By:
Title:
Date:

(2) RMS TITANIC, INC.

By:
Title:
Date: